Exhibit 10.1

AMENDED AND RESTATED ENGAGEMENT AGREEMENT

THIS AGREEMENT is made the 29th day of March 2017.

BETWEEN:	CONSOLIDATED WATER CO. LTD.,

a Cayman Islands company having its registered office at

Windward Three, 4th Floor

Regatta Office Park, West Bay Road

P.O. Box 1114, Grand Cayman, KY1-1102,

Cayman Islands

(“the Company”)

AND:	JOHN TONNER

of 10070 Cameilla St

Parkland, FL 33076-4484 USA

(“the Executive”)

IT IS AGREED:-

Engagement

1.	The Executive is engaged as Executive Vice President and Chief Commercial Officer commencing on the 1st day of December, 2016 subject to the termination provisions set out in Clauses 18 and 19.

Remuneration

2.	The Executive’s Base Salary will be US$292,025 per annum payable semi-monthly in arrears.

3.	In addition, during the term of this Agreement, the Company will pay the full cost of providing medical insurance, as generally provided for the Company’s employees from time to time, for the Executive.

4.	In addition, during the Term of this Agreement, the Company will make all statutory payroll contributions required of employers in the United States, including but not limited to FICA, Medicare, SUI, and WC in respect of the Executive to the appropriate United States regulatory agencies as mandated by applicable United States laws.

a.	Non-statutory contributions, such as to 401(k) retirement plans, shall be made in accordance with general Company policies which are subject to review and could be changed for regulatory or commercial reasons.

5.	The Executive’s Base Salary will be reviewed as of January 1st each year by the Company’s Chief Executive Officer (“the CEO”) who may grant an increase but must not reduce the Executive’s salary below the level set out in Clause 2 or in the immediately preceding year, whichever is applicable.

6.	In addition to his Base Salary, the Executive shall be entitled to additional compensation each fiscal year pursuant to the Company’s short term and long term incentive compensation plans as follows:

Short Term Incentive Compensation

The Executive shall be entitled to receive an annual cash bonus. The bonus amount payable to the Executive shall be based upon (i) the performance of the Company as compared to the financial performance targets for the Company, as established by the Board for the fiscal year; and (ii) the achievement of the individual goals set by the Company’s Chief Executive Officer (the “CEO”) for the fiscal year.

The performance measures, the Executive’s individual goals and the bonus amounts potentially payable to the Executive based upon the Company and/or the Executive achieving such performance measures and individual goals shall be communicated to the Executive by the CEO in writing by no later than March 1 of the fiscal year.

Any annual cash bonus earned by the Executive pursuant to this section shall be paid by the Company no later than March 31 of the following fiscal year.

Long Term Incentive Compensation

The Executive shall be entitled to receive restricted stock units (each an “RSU”) granted under to the Company’s 2008 Equity Incentive Plan at the beginning of each fiscal year, commencing with the 2015 fiscal year. Each RSU shall entitle the Executive to receive one share of the Company’s common stock upon the vesting of the RSU. Of the RSUs granted at the beginning of each fiscal year, one-sixth (1/6) of such RSUs shall vest at the end of that fiscal year, one-sixth (1/6) of such RSUs shall vest at the end of the second (2nd) fiscal year following the grant date, and one-sixth (1/6) of such RSUs shall vest at the end of the third (3rd) fiscal year following the grant date. The remaining one-half (1/2) of the RSUs granted (i.e. those that do not vest with time over three (3) years) shall vest based upon the performance of the Company as compared to the financial performance targets for the Company established by the Board for the three (3) year fiscal period beginning with fiscal year in which the RSUs are first granted.

The number of RSUs that may potentially vest to the Executive with time over the three (3) year period and the number of RSUs that may potentially vest to the Executive based upon the performance of the Company over the three (3) year period (as well as the financial targets by which the Company’s performance will be measured) shall be communicated to the Executive by the CEO in writing by no later than March 1 of the fiscal year. Vesting of the RSUs shall be contingent on the Executive’s engagement with the Company on each vesting date. Therefore, any unvested shares shall be automatically forfeited upon cessation of service to the Company resulting from the Executive’s resignation or termination for cause.

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7.	During the first calendar year of this Agreement, the Company will provide the Executive with a monthly automobile expense allowance of US$1,150. This monthly automobile allowance will increase on January 1 of each subsequent calendar year by US$50 per month (or US$600 per year) during the term of this Agreement.

Responsibilities

8.	The Executive’s work will be performed mainly in Coral Springs, Florida, USA.

9.	The Executive must devote the whole of his professional time to the Company's business and must use his best endeavours to promote the Company's interest and welfare.

a.	The Executive will retain his ownership and investment in Water Consultants International, Inc. but will not be active in its day-to-day management or operations.
b.	The Executive may, from time to time, engage in other activities, with the approval of the CEO so long as; (i) the nature of such activities are fully disclosed to the Company, (ii) the Executive participates in such activities in his capacity as an employee of the Company and (iii) such activities enhance the Company’s interests and reputation, and/or maintain or enhance the reputation of the Executive within the water industry. This could include, among other things, participating in Industry Forums or Panels, or leading seminars.

The Executive will be responsible for the Company’s (i) commercial and technological strategies and execution, including business development, sales and marketing, manufacturing, product and technology development, and customer service and (ii) the Company’s engineering and project management functions, both in order to achieve the Corporate Objectives.

Corporate Objectives include but are not limited to; (i) meeting or exceeding budgeted earnings targets, (ii) improving operating profit margins, (iii) achieving excellent customer service, (iv) achieving excellent employee relations, (v) achieving technological advantage over competitors, (vi) increasing the Company’s market share in its present market areas, (vii) expanding the Company’s business into new and profitable markets and services, and (viii) such other duties as are assigned from time to time to the Executive by the CEO. .

The Executive’s powers and responsibilities include the following:-

(a)	Ensure that Company resources (qualified staff, materials and technology), as mandated by the CEO and Board of Directors, are properly allocated and fully aligned through the parts of the Company he is responsible for in order to achieve the Corporate Objectives;
(b)	Assist the CEO and the Board of Directors to develop and update the Company’s Strategic Plan, and specifically to prepare the overarching commercial and technological strategies required to achieve the Corporate Objectives including selection and management of sales and marketing channels and development of strategic alliances;
(c)	Assist the CEO and the Board of Directors to develop and update the Company’s Marketing and Communications Plan in relation to business partners and customers (the “MarComm Plan”).

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(d)	Represent the Company and present the public face of the Strategic and MarComm Plans to current and potential business partners and customers.
(e)	Assist the CEO as needed with the Company’s investor relations activities, including attending investor meetings and conferences;
(f)	Implement and monitor the Strategic Plan and report the results to the CEO;
(g)	Implement and monitor the MarComm Plan and report the results to the CEO;
(h)	Ensure that the Company identifies and implements viable new technologies in order to achieve then maintain technological advantage over competitors;
(i)	Identify and evaluate new business opportunities consistent with the Strategic Plan and make recommendations to the CEO;
(j)	Ensure that the Company’s engineering and project management functions deliver projects and other services within budgeted costs and on schedule;
(k)	Supervise subordinate personnel, including work allocation, training, and problem resolution, evaluating performance; making recommendations for personnel actions and motivating employees to achieve peak productivity and performance;
(l)	Prepare the annual budget for the Company’s business development, sales and marketing, manufacturing, product and technological development, customer service, engineering and project management functions, as well as any new projects. Update as required by the CEO;
(m)	Carry out any other duties assigned by the CEO from time to time.

The Executive must perform his duties under this Agreement during normal business hours from Monday to Friday inclusive (except on public holidays) but he accepts that his duties, which include travelling on the Company’s business may, from time to time, require work to be undertaken on Saturdays, Sundays and public holidays.

The Executive must not directly or indirectly engage in any activities or work which the Board deems to be detrimental to the best interests of the Company.

Holidays and Paid Time Off (“PTO”)

10.	The Executive is entitled, during every calendar year to the following PTO during which his remuneration will continue to be payable:-

(a)	all public holidays in the United States of America, and

(b)	Twenty six PTO days to be taken at a time to be approved by the CEO.

(c)	In case of inability to work due to illness or injury, the Executive must notify the Company immediately and produce a medical certificate or other pertinent information in accordance with prevailing company PTO policy.

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Reimbursement of Expenses/Fees Earned

13.	(a)	All expenses for which the Executive claims reimbursement must be in accordance with any policies established by the Board from time to time and must be within the operating budgets approved by the Board. The Company must reimburse the Executive for the costs incurred by the Executive in his performance of his duties on production of the necessary vouchers or, if he is unable to produce vouchers, on the Executive’s proving, to the CEO’s satisfaction, the amount he has spent for those purposes.

(b)	Any fees and payments received by the Executive for or in relation to acting as director or officer of a subsidiary or affiliate of the Company will be the property of the Company and the Executive must account to the Company for it.

Non-Competition

14.	The Executive agrees, as a separate and independent agreement, that he will not during any period for which he is entitled to remuneration under this Agreement, whether for his own account or for the account of any other person, firm or body corporate, either alone or jointly with or as director, manager, agent or employee of or as consultant to any person, firm or body corporate, directly or indirectly, carry on or be engaged or concerned or interested in any person firm or body corporate which conducts business identical to or similar to that conducted by the Company in any jurisdiction in which the Company carries on business (whether directly or indirectly).

Company Information, Documents, Confidentiality, and Non-Solicitation

15.	(a)	All information, documents, books, records, notes, files, memoranda, reports, customer lists and other documents, and all copies of them, relating to the Company’s business or opportunities which the Executive keeps, prepares or conceives or which become known to him or which are delivered or disclosed to him or which, by any means come into his possession, and all the Company’s property and equipment are and will remain the Company’s sole and exclusive property both during the term of this Agreement and after its termination or expiration ;

(b)	If this Agreement is terminated for any reason, or if the Company at any time requests, the Executive must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control together with any other property belonging to the Company. Should the Executive afterwards require access to copies of those documents for any reasonable purpose, the Company must provide them on his request;

(c)	The Executive must not, at any time during the term of this Agreement or within one year after its termination or expiration, either for his own account or for the account of any other person, firm or company, solicit, interfere with or endeavour to entice away from the Company any person, firm or company who or which, at any time during the currency of this Agreement was an employee, customer or supplier of or was in the habit of dealing with the Company.

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16.	Except where such information is a matter of public record or when required to do so by law, the Executive must not, either before or after this Agreement ends, disclose to any person any information relating to the Company or its customers of which he becomes possessed while acting as Executive.

Termination

17.	This Agreement will terminate and, except to the extent previously accrued, all rights and obligations of both parties under it will cease if either of the following events occurs:-

(a)	The Executive dies.

(b)	The Executive is convicted of any felony (whether or not relating to the Company or its subsidiaries or affiliates).

18.	(a)	The Company may terminate this Agreement forthwith if the Executive knowingly commits any act or omission that could reasonably be expected to result in material harm to the business or reputation of the Company or any of its subsidiaries or affiliates, which failure and/or conduct continues un-remedied for ten (10) days after written notice from the CEO to the Executive setting forth in reasonable detail a description of such conduct, or otherwise conducts himself in a manner that would justify immediate dismissal of an employee in accordance with Section 51(1)(a)1 of the Labour Law and, except to the extent previously accrued, all rights and obligations of both parties under this Agreement will cease.

(b)	If through physical or mental illness, the Executive is unable to discharge his duties for sixty (60) successive days, as to which a certificate by any doctor appointed by the Company will be conclusive, then

(i)	the Executive will be relieved of his duties, his salary reduced to US$1,000.00 per annum and his bonus entitlement suspended, but

(ii)	the Company will continue to pay the full cost of providing medical insurance for the Executive and his wife and minor children together with pension contributions (such contributions to be equal to the pension contribution made on behalf of the Executive for the previous financial year of the Company), until the Executive is able once again to resume his duties in full.

If this incapacity continues for a period of two years (including the 60-day period referred to above) the Executive’s employment will be deemed to have been terminated by mutual consent at the expiration of that period.

(c)	The Executive may give six (6) months written notice of termination to the Company and if he does so, this Agreement will terminate at the expiration of that period and, except to the extent previously accrued, all rights and obligations of both parties under it will cease.

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(d)	If there is a Change of Control of the Company, then the Executive, at his option, may terminate this Agreement upon one-hundred and twenty (120) days’ prior written notice (the “Notice Period”) to the Company after the Change in Control. In that event, the Company must pay the Executive on the last business day of the Notice Period in cash in one lump sum an amount equal to the Executive’s then-current Base Salary.

For the purposes of this Agreement, a “Change of Control” will be deemed to have taken place if: (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, publicly announces that such person or group has become the beneficial owner of more than 30% of the combined voting power (“Controlling Voting Power”) of the then outstanding securities of the Company that may be cast for the election of directors of the Company and (ii) the persons who were directors of the Company before such event cease to constitute a majority of the Board of Directors of the Company, or any successor to the Company, as the direct or indirect result of any person or group acquiring Controlling Voting Power.

Notices

19.	Any notice to be served under this Agreement must be in writing and will be deemed to be duly served if it is handed personally to the Secretary of the Company or to the Executive as the case may be, or if it is sent by registered post to the addressee at the relevant address at the head of this Agreement. A notice sent by post will be deemed to be served on the third day following the date on which it was posted.

Previous Agreements Superseded

20.	(a)	This Agreement supersedes all prior contracts and understandings between the parties relating to its subject-matter except that benefits earned or accrued under any such prior contracts are not extinguished or affected.

Waiver

21.	No change or attempted waiver of any of the provisions of this Agreement will be binding unless in writing and signed by the party against whom it is sought to be enforced.

Severability of Provisions

22.	Whenever possible, each provision of this Agreement must be interpreted in such manner as to be effective and valid. If any provision of this Agreement or the application of it is prohibited or is held to be invalid, that prohibition or invalidity will not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or prohibited application and, to this end, the provisions of this Agreement are declared to be severable.

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Headings

23.	The headings in this Agreement are included for convenience only and have no legal effect.

Applicable Law, Venue and Jurisdiction

24.	This Agreement must be construed and the legal relations between the parties determined in accordance with the laws of the Cayman Islands to the jurisdiction of the courts of which the parties agree to submit. The Executive appoints Alan Roffey (“the Process Agent”) whose address at the date of this Agreement is Calico Quay, Grand Cayman his agent in the Cayman Islands to receive on his behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding under this Agreement. Service may be made by personally serving the Process Agent at the Process Agent’s above address, with a copy to the Executive at his address above, and the Executive irrevocably authorises and directs the Process Agent to accept such service on his behalf Any dispute between the parties relating to, or in any way connected with, this Agreement must be brought exclusively in the courts of Broward or Palm Beach County, Florida or the courts located in the Cayman Islands. Any and all appeals of any court decision in a Florida or Cayman Islands court must also be brought in the same jurisdiction as the decision of the trial court. The parties hereby waive any right to dispute the choice of a party to bring an action in either of such courts on the grounds that such venue is inconvenient in any respect.

EXECUTED for and on behalf of	CONSOLIDATED WATER CO LTD.
CONSOLIDATED WATER CO LTD.
by: Frederick W. McTaggart
in the presence of:

/s/ David W. Sasnett	/s/ Frederick W. McTaggart
Witness	FREDERICK W. MCTAGGART
DIRECTOR

EXECUTED by JOHN TONNER
in the presence of:

/s/ David W. Sasnett	/s/ John Tonner
Witness	JOHN TONNER

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